Maiden Holdings Raises $260 Million in a Trust Preferred Securities Transaction
Tuesday January 20, 4:05 pm ET

HAMILTON, Bermuda, Jan. 20, 2009 -- Maiden Holdings, Ltd. (NasdaqGS:MHLD - News) (``Maiden'') and its wholly owned subsidiary Maiden Holdings North America, Ltd. (``MHNA'') announced today that on January 20, 2009, in connection with an offering of Trust Preferred Securities by an affiliated trust, MHNA has issued subordinated debentures in the principal amount of $260 million (the ``Debentures'') pursuant to an Indenture with Wilmington Trust Company as Trustee. As part of the transaction, Maiden issued 11,700,000 shares of common stock to the purchasers of the Debentures. These securities were placed privately with the founding shareholders and several institutional investors. Friedman, Billings, Ramsey & Co. Inc. served as placement agent with respect to the securities purchased by the institutional investors.

The Debentures mature in January 2039 and bear interest at 14% per annum. The Debentures are redeemable at par plus one year's interest at the Company's election until January 2014, and thereafter at par.

Maiden intends to use the proceeds of the offering for working capital purposes and to support the recently acquired GMAC Re business. Art Raschbaum, CEO of Maiden, stated that, ``The successful completion of the trust preferred financing positions the expanded Maiden Holdings platform to continue to service its existing business and for growth. We are very appreciative of the commitment of our investors. We believe that this solution is superior to a rights offering in the current environment and is in the best interest of our shareholders.''

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Maiden common stock or the trust preferred securities. Neither the Maiden common stock nor the trust preferred securities have been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, neither the Maiden common stock nor the trust preferred securities may be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws. Maiden has agreed to file a registration statement covering the resale of the common stock issued in the offering.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services to regional and specialty insurance companies in the United States and Europe.

Forward Looking Statement

This release contains ``forward-looking statements'' which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, ability to renew the GMAC RE business, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

Contact:
          Maiden Holdings, Ltd.
          Devora M. Goldenberg
          441.292.7090
          irelations@maiden.bm

Source: Maiden Holdings, Ltd.